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                                                                  EXHIBIT (e)(4)


THE DISTRIBUTION PLAN FOR THE NAVELLIER MILLENNIUM FUNDS PORTFOLIOS

The Navellier Top 20 Portfolio, The Navellier International Growth Portfolio, The Navellier Large Cap Growth Portfolio, The Navellier All Cap Growth Portfolio, The Navellier Mid Cap Growth Portfolio and The Navellier Money Market Portfolio (the "Portfolios") amend as of February 28, 2002 and hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the "Plan") pursuant to which the Portfolios will compensate persons acting as principal distributor for their Class B Shares ("Share"s) from time to time (each such person, a "Distributor") for services to the Portfolios in that capacity.

Pursuant to this Plan, each Portfolio shall pay to the Distributor, as compensation, its Allocable Portion of a fee (the "Distribution Fee"), which shall accrue daily, at the rate of 0.75% per annum of the average daily net asset value of the Class B Shares and a fee (a "Shareholder Servicing Fee"), which shall accrue daily, at the rate of 0.25% per annum of the average daily net asset value of the Class B Shares. The Distribution Agreement between the Portfolios and the Distributor shall provide that, notwithstanding anything to the contrary in this Plan or such Distribution Agreement:

I. The Distributor will have earned its Allocable Portion of the Distribution Fee as determined from time to time on the settlement date of each sale of a Class B Share, in respect of which the Distributor has funded the related brokerage commission, taken into account in determining its Allocable Portion at such time;

II. Each Portfolio's obligation to pay the Distribution Fee shall not be terminated or modified (including without limitation by way of termination of this Plan or the Distribution Agreement) except by the full Board of Trustees of the Fund, acting in good faith, and then only so long as after the effective date of such modification or termination neither a Portfolio, any successor Fund or any Fund that acquires substantially all the assets of a Portfolio nor any Fund sponsor or affiliate thereof, pay, directly or indirectly, a fee or expense reimbursement for the provision of shareholder services to the holders of Class B shares or any substantially similar class of shares;

III. A Portfolio will not take any action to waive or change any Contingent Deferred Sales Chare ("CDSC") except as provided in the Portfolio's prospectus on the date such Share was issued, and nothing will terminate such Distributor's right to its Allocable Portion of the CDSCs;

IV. Such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to the Distribution Fees and CDSCs and the Portfolio shall pay to the assignee, purchaser or pledgee (collectively, "Transferees"), as third party beneficiaries, such Distributor's Allocable Portion of the Distribution Fees or CDSCs so transferred, and except as provided in (II) above, the Portfolio's obligation to pay the same to such Transferees shall be absolute and unconditional and shall not be subject to offset, counterclaim or defense, including without limitation, any of the foregoing based on the bankruptcy of such Distributor; and


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V.       The Distributor may pay or allow all or any portion of the Shareholder
         Servicing Fee to securities dealers for providing such shareholder services in respect of particular Shares. If, in lieu of paying or allowing a portion of the Shareholder Servicing Fee relating to a particular Share to a securities dealer in consideration of such securities dealer providing shareholder services to such Share for the twelve month period following the issuance thereof, and for annual twelve month periods thereafter during which the Shares are held, the Distributor makes a payment to such securities dealer on the settlement date for the issuance of such Share in consideration of such security dealer's commitment to provide such services for such twelve month periods without further compensation, the Distributor will be deemed to have earned the Shareholder Servicing Fee that accrues in respect of such Share during such twelve month periods (the "Earned Service Fee") upon making such payment to such securities dealer, all of the provisions of clauses (I) through (IV) above shall apply to the Earned Service Fee, in the same manner as they apply to the Distributor's Allocable Portion of the Distribution Fee and for this purpose references in clauses (I) through (IV) above to "Distribution Fees" shall be deemed to include Earned Service Fees and references therein to the financing of distribution services shall be deemed to include financing of shareholder services.

For purposes of this Plan, the term Allocable Portion shall mean, in respect of a Distributor the portion allocable to such Distributor in accordance with allocation procedures, to which a Portfolio and such Distributor shall agree, which fairly allocate the Distribution Fee and CDSCs among such Distributor and any predecessor or successor Distributors in proportion to the outstanding Class B Shares attributable to their respective efforts.

The Distributor may apply the Distribution Fee and Shareholder Servicing Fee to expenses incurred and services rendered for the promotion and distribution of the Class B Shares of the Fund, including, but not limited to, the printing of propectuses, statements of additional information and reports used for sales purposes, expenses (including personnel of Distributor) of preparation of sales literature and related expenses, advertisements and other distribution-related expenses, including a prorated portion of Distributor's overhead expenses attributable to the distribution of the Fund's Class B Shares and amounts payable pursuant to arrangements entered into to fund the distribution effort.

Payment of the Distribution Fees and Shareholder Servicing Fees shall be made monthly.

The Shareholder Servicing Fee includes amounts that a Portfolio pays to Distributor or others as a service fee to compensate such parties for personal services provided to shareholders of such Portfolio and/or the maintenance of shareholder accounts.

The Distributor may keep all of said Distribution Fees and Shareholder Servicing Fees it receives to the extent it is not required to pay others for such services. Such fees are paid


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pursuant to the distribution plan and distribution agreements entered into between such service providers and Distributor or a Portfolio directly. This Plan for the Portfolios also covers payments by the Distributor and Investment Advisor to the extent such payments are deemed to be for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1. The payments under this Plan are included in the maximum operating expenses which may be borne by each Portfolio. Payments under this Plan for each Portfolio may exceed actual expenses incurred by the Distributor, Investment Advisor or others.

In addition to 12b-1 fees, investors may also be charged a transaction fee if they effect transactions in Portfolio Shares through a broker or agent.

This Plan shall become effective when approved by a vote of at least a majority of the outstanding voting securities of a Portfolio or by a vote of the Board of Trustees of the Fund, and of the Trustees, who are not interested persons of the Fund and have no direct or indirect financial interest in the operations of the Plan or in an agreement related to the Plan, cast in person at a meeting called for the purpose of voting on this Plan.

This Plan shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually by the Trustees of the Fund in the manner specified in the immediately preceding sentence.

Any person authorized to direct the disposition of monies paid or payable to a Portfolio pursuant to this Plan or any related agreement shall provide to the Fund's Board of Trustees for their review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

This Plan may be terminated at any time by vote of a majority of the Trustees of the Fund, who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, or by vote of a majority of the outstanding Class B Shares of a Portfolio.

This Plan may not be amended to increase materially the amount to be spent for distribution without Shareholder approval and that all material amendments of this Plan must be approved by the Trustees of the Fund as provided in the fourth preceding sentence.


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